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                                                                   EXHIBIT 10.16



                    CONSULTING AND NON-COMPETITION AGREEMENT


     THIS CONSULTING AND NON-COMPETITION AGREEMENT (the "Agreement") dated as of June 1, 1997, by and between EXECUTIVE RISK INC., a Delaware corporation (the "Company"), and LeRoy A. Vander Putten ("Vander Putten").

     WHEREAS, the Company and Vander Putten have entered into a Retirement Agreement, dated as of the date hereof (the "Retirement Agreement"), pursuant to which the parties have made mutual promises and agreements in connection with Vander Putten's retirement from the Company;

     WHEREAS, the Company desires to have Vander Putten available upon request to assist in the Company's operations, and Vander Putten desires to remain available to provide such consulting services to the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Retirement Agreement, the parties hereby covenant and agree as follows:

     1. Engagement. Vander Putten shall be available upon request to advise and counsel management and/or the Board of Directors of the Company at such times as the Chief Executive Officer, Chairman and/or the Board of Directors of the Company and Vander Putten may reasonably agree, by telephone, letter or in person, wherever Vander Putten may be.

     During the time that Vander Putten is performing services for the Company under this Agreement, and for all purposes hereunder, the status of Vander Putten shall be that of an independent contractor of the Company and Vander Putten shall not have the benefits, rights and privileges ordinarily accorded to an employee of the Company.

     2. Term. The period of engagement of Vander Putten hereunder shall commence on June 1, 1997 and shall terminate on August 31, 1999. During the term of this Agreement as provided herein, Vander Putten may engage in any business and perform any service for his own account, provided that such business or service shall not violate any provision of this Agreement.

     3. Expenses. During the term of this Agreement, Vander Putten may be required to incur business expenses in connection with the performance of his duties hereunder. All such business expenses must be previously authorized by the Company in writing, and the Company shall reimburse Vander

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Putten for all such expenses that are reasonable and are appropriately documented in accordance with the Company's policies.

          4. Noncompetition; Nondisclosure; Nonsolicitation. Vander Putten hereby agrees that from the date hereof through August 31, 1999 he shall not:

               i) engage or participate, directly or indirectly, as an officer, director, employee, partner or consultant with primary responsibility for activities in the fields of directors and officers or errors and omissions liability insurance or reinsurance in the United States of America (a "Competing Activity"), or in any business which is, or as a result of Vander Putten's engagement or participation would become, a Competing Activity;

               ii) divulge, furnish, or make accessible to anyone (other than in the ordinary course of his provision of consulting services pursuant to the Consulting Agreement) any knowledge or information (x) with respect to confidential or secret business plans, new products, policy forms, insurance-related technology or other proprietary information of the Company or any of its Subsidiaries, or (y) with respect to any confidential or secret development or research work of the Company or any of its Subsidiaries which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its Subsidiaries taken as a whole;

               iii) solicit or recruit any officer or employee of the Company or any of its Subsidiaries to join any other company to engage in a Competing Activity, or solicit or recruit a substantial number of employees to work with any company with whom Vander Putten is associated if the departure of the solicited or recruited employees from the Company or any of its Subsidiaries would materially harm the Company and its Subsidiaries taken as a whole; or

               iv) engage in or participate in, directly or indirectly, any business conducted under a name that shall be the same as or similar to the name of, or any trade name used by, the Company or any of its Subsidiaries.

          Vander Putten acknowledges that irreparable damage would result to the Company if the provisions of this Section 4 are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, in respect of any failure to comply with the provisions of this Section 4.

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          For purposes of this Section 4, the term "Subsidiary" shall mean (i)
a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect 50% or more of the board of directors or other managers of such corporation are at the time owned, directly or indirectly, through one or more intermediaries, by the Company, or (ii) in the case of unincorporated entities, any such entity with respect to which the Company has the power, directly or indirectly, to designate 50% or more of the individuals exercising functions similar to a board of directors.

          5. Fees. Vander Putten shall be entitled to receive from the Company a fee at the rate of $300,000 per annum, payable in arrears not less frequently than monthly for the term of this Agreement or until his date of death should he die during such term.

          6. Miscellaneous.

               A. Complete Agreement. This Agreement constitutes the entire agreement between the parties and cancels and supersedes all other agreements and understandings, whether written or oral, between the parties and between the Company and Vander Putten which may have related to the subject matter contained in this Agreement, it being expressly understood that this Agreement does not cancel or supersede any provision of the Retirement Agreement.

               B. Modification; Amendment; Waiver. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

               C. Governing Law; Jurisdiction. This Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of Connecticut, and the parties submit to the jurisdiction of the courts of the State of Connecticut for purposes of any actions or proceedings that may be required to enforce this Agreement.

               D. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision



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shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

               E. Assignment. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs; provided, however, that neither the Company nor Vander Putten may assign any duties under this Agreement without the prior written consent of the other.

              F. Notices. All notices and other communications under this Agreement shall be in writing and shall be given in person or by telefax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given when delivered personally or three days after mailing or one day after transmission of a confirmed telefax, as the case may be, to the respective persons named below:

       If to the Company:   Chairman
                            Executive Risk Inc.
                            82 Hopmeadow Street
                            Post Office Box 2002
                            Simsbury, Connecticut 06070-7683
                            Telefax: 860-408-2502

       If to Vander Putten: LeRoy A. Vander Putten
                            1076 Main Street
                            South Windsor, Connecticut 06074
                            Telefax: 860-528-4374

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                            Executive Risk Inc.

                            By /s/ Robert H. Kullas

                            Its Chairman

                            /s/ LeRoy A. Vander Putten
                            --------------------------
                            LeRoy A. Vander Putten



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